EXECUTION COPY

Asset Purchase Agreement
Between
Transwestern Publishing Company, Llc,
United Multi Media and
all of its Shareholders

dated as of September 29, 1999

 	TABLE OF CONTENTS

	Page

ARTICLE 1 -  DEFINITIONS	         1

ARTICLE  2 - PURCHASE AND SALE         7
2.1   Purchased Assets	                7
(a)   Asset Purchase	                7
(b)   Limited Assumed Liabilities     8
(c)   Excluded Liabilities	        9
2.2   Purchase Price	                9
2.3   Closing Date Transactions      10
(a)   Closing	                      10
(b)   Deliveries on the Closing Date	10
2.4   Determination of Pre-Paid Direct
      Costs and Advance Payments	10
(a)   Adjustment at Closing	       10
(b)   Post Closing Adjustment	       11
2.5   Post-Closing Adjustment for
      Actual Collections	        12

ARTICLE 3 - REPRESENTATIONS AND
      WARRANTIES                      13
3.1   Representations and Warranties
      of Seller                       13
(a)   Organization, Qualification
      and Corporate Power	        13
(b)   Authorization of Transaction	14
(c)   Noncontravention	               14
(d)   Consents and Approvals	        14
(e)   Recent Events	               14
(f)   Intellectual Property	        16
(g)   Contracts and Commitments	17
(h)   Financial Statements	        17
(i)   Accuracy and Completeness of
      Information Furnished           18
(j)   Affiliated Transactions	        18
(k)   Undisclosed Liabilities	        18
(l)   Customer Contract Receivables;
      Advance Payments                19
(m)   Employees.                      19
(n)   Employee Benefits.              19
(o)   Guaranties                      21
(p)   Environmental, Health, and
      Safety Matters                  21
(q)   Insurance                       22
(r)   Legal Compliance with Laws      23
(s)   Litigation; Proceedings         23
(t)   Title and Sufficiency of Assets	 24
(u)   Directory Listings              24
(v)   Brokers' Fees                   24
(w)   Tax Matters                     24
(x)   Owned and Leased Property       26
(y)   Customers and Suppliers	        27
(z)   Closing Date                    28
3.2   Representations and Warranties
      of TransWestern                 28
(a)   Organization                    28
(b)   Authorization of Transaction    28
(c)   Noncontravention	               28
(d)   Governmental Consent            29
(e)   Brokers' Fees                   29
(f)   Closing Date                    29

ARTICLE 4 - COVENANTS                 29
4.1   Pre-Closing Covenants           29
(a)   Affirmative Covenants Concerning
      the Business                    29
(b)   Negative Covenants Concerning
      the Business Prior to Closing   30
(c)   Exclusivity                     31
(d)   General Obligation to Close     31
4.2   Other Covenants                 32
(a)   Full Access                     32
(b)   Notice of Developments          32
4.3   Employee Matters                32
4.4   Seller's Post-Closing
      Obligations                     33

ARTICLE 5 -  CONDITIONS               34
5.1   Conditions To Closing           34
(a)   Conditions to Closing
      Obligations of TransWestern     34
(b)   Conditions to Closing
      Obligations of Seller           35

ARTICLE 6 - TERMINATION               36
6.1   Termination                     36
6.2   Effect of Termination           37
6.3   Breakup Fees and Expenses       37

ARTICLE 7 - ADDITIONAL AGREEMENTS     38
7.1   Post-Closing Assistance         38
7.2   Confidentiality                 38
7.3   Non-Competition                 39
7.4   Indemnification                 40
7.5   Indemnification Procedures      41
(a)   Notice of Claim                 41
(b)   Control of Defense; Conditions  41
(c)   Control of Defense; Exceptions,
      etc.                            42
(d)   Payments.                       42
(e)   Adjustments                     43
(f)   Other Indemnification Provisions 43
7.6   Arbitration                     43
7.7   Miscellaneous                   45
(a)   Survival of Representations and
      Warranties                      45
(b)   Press Releases and Announcements;
      Notice to Customers             45
(c)   Further Transfers and Assurance	45
(d)   Name and Logos of Parties	46
(e)   No Third Party Beneficiaries	46
(f)   Entire Agreement	               46
(g)   Succession and Assignment       46
(h)   Counterparts                   46
(i)   Headings	                      46
(j)   Notices                        46
(k)   Governing Law                  47
(l)   Amendments and Waivers         47
(m)   Severability                   47
(n)   Expenses                       48
(o)   Taxes; Recording Charges       48
(p)   Construction                   48
(q)   Incorporation of Exhibits and
      Schedules                      48
(r)   Number and Gender              48

EXHIBITS

Exhibit A   Form of Seller Note
Exhibit B   Form of Bill of Sale
Exhibit C   Form of Opinion of Seller's and Stockholder's Counsel

SCHEDULES
Section Reference


Permitted Security Interest Schedule
Definitions

Assumed Liability Schedule
2.1(b)(ii)

Purchase Price Allocation Schedule
2.2(b)

Qualifications Schedule
3.1(a)

Recent Events Schedule
3.1(e)

Intellectual Property Schedule
3.1(f)

Contracts Schedule
3.1(g)

Financial Statements Schedule
3.1(h)

Affiliated Transactions
3.1(j)

Benefit Plan Schedule
3.1(n)

Environmental and Safety Permits Schedule
3.1(p)

Environmental and Safety Matters Schedule
3.1(p)

Insurance Schedule
3.1(q)

Litigation Schedule
3.1(s)

Taxes Schedule
3.1(w)

Real Property Schedule
3.1(x)

Assumed Lease Schedule
3.1(x)

Employee Schedule
4.2(c)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of September 29, 1999, by and among TransWestern Publishing Company, LLC, a Delaware limited liability company ("TransWestern"), United Multi Media, a California corporation d/b/a American Media ("Seller"), and Roy French, Harris Kay and Dennis Reimert (collectively, the "Shareholders"). TransWestern, Seller and the Shareholders sometimes are referred to herein individually as a "Party" and collec-tively as the "Parties." Capitalized terms not otherwise defined have the meanings set forth below in Article 1.

Each of Seller and TransWestern are in the business of printing, publishing and distributing telephone directory "yellow pages." Subject to the terms and conditions set forth herein, TransWestern desires to acquire from Seller and Seller desires to sell to TransWestern certain of its businesses, assets and properties including all of its business and assets of or relating to each of the following Directories located in California: the Temecula Directory, the Sun City Directory, the Elsinore Directory, the Southwest Riverside County Directory, the Fallbrook Directory and the Hemet Directory (each as defined below and sometimes referred to herein collectively as the "Directories"; each, a "Directory").

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the represen-tations, warranties, and covenants herein contained, the Parties hereby agree as follows:

ARTICLE 1 -  DEFINITIONS
"Accounts Receivable Measurement Date" means period ending on the earlier of
(i) the last day of the 18-month period following the Closing Date (or such later date as may mutually be agreed upon by the Parties) and (ii) such date when all of the outstanding accounts receivable associated with the Current Editions have been satisfied in full.

"Actual Net Collection Amount" means the aggregate amount of customer cash payments collected by TransWestern after the Closing Date through the period ending on the Accounts Receivable Measurement Date in respect of outstanding accounts receivable for Current Editions.

"Advance Payment" means a customer payment received by either Seller (or TransWestern, as the case may be) with respect to any Customer Contract associated with any edition of any Directory prior to publication of such edition.

"Affiliate" of any Person means any other Person controlling, controlled by or under common control with such first Person.

 "Business means the business of printing, publishing and distributing telephone directory "yellow pages" as conducted by Seller as of the date hereof and over the 12-month period immediately preceding the date hereof.

"Code" means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

"Confidential Information" means any information that is not generally known to the public or in the telephone directory industry and that is or has been used, developed or obtained by Seller or TransWestern (as applicable) and their respective Affiliates in connection with their respective businesses including but not limited to (i) products or services, (ii) fees, costs and pricing struc-tures, (iii) designs, (iv) analysis, (v) drawings, photographs and reports, (vi) computer software, including electronic mail, operating systems, applications and program listings, (vii) flow charts, transaction summaries and models, manuals and documentation, (viii) data bases, (ix) financial reports, investment summaries, and accounting and business methods,
(x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) customers and clients and customer, contact or client lists, (xii) copyrightable works, (xiii) Records and (xiv) all similar and related information in whatever form, except that Confidential Informa-tion shall not include any information that has been published in a form generally available to the public.

"Current Editions" means, collectively, the 1999 Fallbrook Directory, the 1999 Hemet Directory, the 2000 Southwest Riverside County Directory, the 2000 Temecula Directory, the 2000 Sun City Directory and the 2000 Elsinore Directory.

"Customer Contract" means any written contract or agreement (other than trade contracts) between Seller and any of its customers (or under which Seller has rights) which has been entered into and signed by the parties thereto in connection with the publication of the Directories and corresponding provision of Directory Services.

"Direct Costs" means, with respect to any Directory (or edition thereof), (i) sales commissions, salaries, benefits, payroll taxes and related travel expenses for account executives, (ii) license fees for white pages, and (iii) third party paper, printing, production (including, without limitation, ad creation, colorization, listing and keying) and shipping costs and (iv) distribution costs, in each case to the extent allocable to or associated with such Directory (or edition thereof) .

"Directory" shall have the meaning set forth in the preamble.

"Directory Services" means the printing and publishing of advertisements in any Directory.

 "Elsinore Directory" means the telephone directory owned by Seller as of the date hereof which covers those areas of California which fall within the following zip codes: 92530, 92532, 92587 and 92595. "2000 Elsinore
Directory," for example, means the edition of such Directory published in March 2000.

"Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

"Employee Pension Benefit Plan" has the meaning set forth in ERISA '3(2).

"Employee Welfare Benefit Plan" has the meaning set forth in ERISA '3(1).

"Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means each entity which is treated as a single employer with Seller for purposes of Code '414.

"Estimated Net Collection Amount" means an amount equal to (i) the aggregate amount of accounts receivable of the Business with respect to the Current Editions as of the Closing Date, minus (ii) an amount equal to 4.2% of the aggregate amount of recognized Net Revenue received in respect of the Current Editions.

"Fallbrook Directory" means the telephone directory owned by Seller as of the date hereof which covers those areas of California which fall within the following zip codes: 92003 and 92028. "2000 Fallbrook Directory," for example, means the edition of such Directory published in April, 2000.

"Fiduciary" has the meaning set forth in ERISA '3(21).

"Future Edition Customer Contract" means any Customer Contract associated with any Future Edition.

 "Future Edition" means any edition of any of the Directories which is published after the Closing Date.

"GAAP" means United States generally accepted accounting principles, consistently applied.

"Hemet Directory" means the telephone directory owned by Seller as of the date hereof which covers those areas of California which fall within the following zip codes: 92536, 92539, 92543, 92544, 92545, 92548, 92549, 92553, 92581,
92582, 92583 and 92596. "2000 Hemet Directory," for example, means the edition of such Directory published in August, 2000.

"Intellectual Property" means all (i) patents, patent applications, patent disclosures, and improvements thereto, (ii) trademarks, service marks, trade dress, logos, trade names, and corpo-rate names and registrations and applica-tions for regis-tration thereof, (iii) copyrights and registra-tions and applications for registration thereof, (iv) mask works and regis-trations and applications for registra-tion thereof, (v) computer software, data and documenta-tion, (vi) trade secrets and confi-den-tial business infor-mation (including ideas, formulas, composi-tions, inventions (whether patent-able or unpatent-able and whether or not reduced to practice), know-how, manufactur-ing and produc-tion processes and techniques, research and develop-ment informa-tion, software products in development, drawings, specifications, designs, plans, proposals, technical data, copy-rightable works, financial (excluding employee benefit plans), marketing, and business data, pricing and cost informa-tion, business and market-ing plans, and customer and supplier lists and information), and (vii) copies and tangible embodi-ments thereof (in whatever form or medium).

"Knowledge" means with respect to a Person, (a) the actual knowledge of such Person (which includes the actual knowledge of all officers, directors and executive employees of such Person) and (b) the knowledge which a prudent business person would have obtained in the ordinary course of conduct of his or her business after making reasonable inquiry and reasonable diligence with respect to the particular matter in question.

"Liability" or "Liabilities" means any liability (whether known or unknown, whether asserted or not asserted, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes.

"Loss" means any loss, Liability, damage or expense, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing).

"Material Adverse Effect" means any change, event or occurrence which has a material adverse effect upon the assets, business, operations, prospects, profitability or condition (financial or otherwise) of any Directory or the Directories considered as a whole or Seller and the Directories considered as a whole.

"Multiemployer Plan" has the meaning set forth in ERISA '3(37).
 "Net Revenue" means aggregate amount of gross revenue (both local and national) minus all cash discounts (but not trade discounts or sales discounts) and national sales commissions.

"Ordinary Course of Business" means the ordinary course of the Business consistent with past custom and practice (including with respect to quantity and frequency).

"PBGC" means the Pension Benefit Guaranty Corporation.

"Permitted Security Interests" means the Security Interests described on the attached "Permitted Security Interests Schedule."

"Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity.

"Pre-Paid Direct Costs" means any Direct Costs associated with any Future Editions (other than the Transition Directories) paid by Seller as of the Closing Date and evidenced by a receipt in the amounts set forth on the Pro Forma Closing Schedule.

"Prior Edition" means all editions of any Directory which have a publication date prior to the Closing Date.

"Pro Forma" means the pro forma statement of Advance Payments and Direct Costs (separately identifying the Pre-Paid Direct Costs and other Direct Costs) delivered by Seller to TransWestern on the Closing Date.

"Prohibited Transaction" has the meaning set forth in ERISA '406 and Code
'4975.

"Records" means, collectively, (i) any and all procedure manuals, books, records and accounts; (ii) all invoices and commission reports; (iii) customer lists (whether partial and/or complete); (iv) data layouts, including magnetic tape layouts, diskette layouts, etc.; (v) promotional letters, brochures and advertising materials; (vi) displays and display materials; (vii) processor notes or information; (viii) correspondence and old or current proposals to any former, present or prospective customer; (ix) information concerning gross sales and profitability and any other measurements of a business' financial condition; (x) data, account information or other similar matters furnished by or concerning customers; and (xi) all copies of any of the foregoing data, documents or devices in any form, including carbon copies, photo copies, copies of floppy disks, diskettes, tapes, cassettes or any other form whatsoever.

"Reportable Event" has the meaning set forth in ERISA '4043.

"Sales/Use Tax Liability" means any state sales and use Tax Liability for periods (or portions thereof) ending on or prior to the Closing Date relating to or arising in connection with the Business or any operations of Seller.

 "Security Interest" means any mortgage, pledge, secu-rity interest, encumbrance, lien or charge, of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale of receivables with recourse against Seller, any Affiliate of Seller) or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to Seller under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the Ordinary Course of Business).

"Southwest Riverside County Directory" means the telephone directory owned by Seller as of the date hereof which covers those areas of California which fall within the following zip codes: 92530, 92532, 92562, 92563, 92584, 92586,
92587, 92590, 92591, 92592, 92595 and 92596.  "2000 Southwest Riverside County
Directory," for example, means the edition of such Directory published in February, 2000.

"Sun City Directory" means the telephone directory owned by Seller as of the date hereof which covers those areas of California which fall within the following zip codes: 92584 and 92586. "2000 Sun City Directory," for example, means the edition of such Directory published in March, 2000.

"Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, communications, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unem-ployment, disability, real property, personal property, sales, use, transaction, transfer, registration, value added, alterna-tive or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

"Temecula Directory" means the telephone directory owned by Seller as of the date hereof which covers those areas of California which fall within the following zip codes: 92562, 92563, 92590, 92591, 92592 and 92596. "2000
Temecula Directory," for example, means the edition of such Directory published in February, 2000.

"Transition Directories" means, collectively, the 2000 Elsinore Directory, the 2000 Southwest Riverside County Directory, the 2000 Sun City Directory and the 2000 Temecula Directory.

ARTICLE  2 - PURCHASE AND SALE

2.1	Purchased Assets.

(a) Asset Purchase. On the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated herein (the "Closing"), TransWestern agrees to purchase from Seller, and Seller agrees to (and Shareholders agree to cause Seller to) sell, trans-fer, convey and deliver to TransWestern, free and clear of any Security Interest (other than Permitted Security Interests) all of Seller's right, title and interest in and to all of the assets, rights, properties and interests of every kind and nature, whether tangible or intangible, and wherever located, which are owned or used by Seller in the operation of the Business (collectively, the "Purchased Assets"), other than those assets identified on the attached "Excluded Assets Schedule", including, without limitation, all of Seller's right, title and interest in the following assets:

(i) Records (including, without limitation, customer lists, customer correspondence and customer telephone numbers) relating to any edition of any Directory, together with copies of all Customer Contracts;

(ii) Customer Contracts with respect to all Future Editions;

(iii) Intellectual Property, goodwill associ-ated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, reme-dies against infringe-ments thereof, and rights to protection of interests therein under the laws of all jurisdictions, in each case associated with, relating to or used by Seller in connection with the ownership, operation or publication of any Directories;

(iv) Advance Payments made in connection with the Future Editions (other than the Transition Directories);

(v) all accounts, notes and other receivables arising in connection with any Future Editions of the Directories;

(vi) all Pre-Paid Direct Costs;

(vii)	agreements, contracts, purchase orders, contractual rights and other similar arrangements identified as "Assumed Contracts" on the attached "Contracts Schedule";

(viii)	all claims, refunds, rights of recovery, rights of set off and rights of recoupment of any kind relating to any Future Editions;

 (ix)	all franchises, approvals, permits, licens-es, orders, registrations, certif-i--cates, variances and similar rights obtained from governments and govern-mental agencies associated with, relating to or arising out of or as a result of the ownership or operation of the Directories;

(x) rights to receive mail, telephone calls and other communications addressed to or directed at Seller (including mail, telephone calls and other communications from customers (including, without limitation, any customer inquiries regarding the terms or provision of Directory Services pursuant to any Customer Contract), suppliers, distributors, agents and others), but subject to Seller being able to fulfill its obligations under Section 4.4 after the Closing, and payments relating to the Purchased Assets;

(xi) ad-copy, drawings, specifications, advertis-ing and promotional materials, studies, reports and other printed or written materi-als relating to, associated with or used by Seller in connection with the ownership or publication of any Directories; and

(xii) the fixed assets listed on the attached "Fixed Assets Schedule."

(b) Limited Assumed Liabilities. TransWestern will not assume or in any way be responsible for any Liabilities of Seller or any other Liabilities whatsoever arising out of or relating to the condition or operation of the Directories at any time as of or prior to the Closing Date or, except as set forth in the following sentence, any other Liabilities. Subject to the terms and satisfaction of the conditions in this Agreement, from and after the Closing Date, TransWestern will assume and agree to pay, defend, discharge and perform as and when due only the following specific Liabilities of Seller that relate exclusively to the ownership and operation of the Directories after the Closing (the "Assumed Liabilities"):

(i) Liabilities accruing on or after the Closing Date under the Assumed Contracts, but only to the extent any Assumed Contract is actually assigned to TransWestern (but excluding any Liability relating to or arising out of (A) any breach of contract, violation of law, breach of warranty, tort, infringement or other claim based on events, circumstances or conditions arising or existing prior to the Closing Date, (B) event or condition occurring or existing prior to the Closing Date or (C) with respect to the foregoing items (A) and (B), any related charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand); and

 (ii) current Liabilities arising in the Ordinary Course of Business and classified as such on the Latest Balance Sheet (as defined in Section 3.1(h)) or incurred in the Ordinary Course of Business after the date of the Latest Balance Sheet to the extent such current Liabilities are reflected on the attached Assumed Liability Schedule and not paid prior to the Closing Date.

(c) Excluded Liabilities. TransWestern shall not assume or be liable for any Liability of, or incurred on behalf of, Seller other than the Assumed Liabilities (all such other Liabilities being referred to herein collectively as the "Excluded Liabilities") regardless of whether such other Liability is disclosed herein or on any schedule hereto. Without in any way limiting the generality of the foregoing sentence, Excluded Liabilities specifically includes any Liability resulting from any error, omission or illegality arising out of or relating to sales into, or the printing or publication of, any Prior Editions or any actions, conditions or events occurring or existing prior to the Closing (other than Assumed Liabilities) in connection with the printing or publication of any Future Edition. Seller acknowledges that Seller is retaining the Excluded Liabilities and that Seller shall have full responsibility to pay, discharge and perform any Excluded Liabilities promptly when due.

2.2 Purchase Price.

(a) The aggregate consideration to be paid by TransWestern to Seller for the Purchased Assets shall be equal to the sum of:

(i) the assumption by TransWestern of the Assumed Liabilities; plus

(ii) $16,068,141 (the "Base Purchase Price"), as adjusted pursuant to
Sections 2.4 and 2.5 (the "Purchase Price"), consisting of $14,068,141 payable in cash at the Closing (the "Cash Price") and a subordinated promissory note in the form attached hereto as Exhibit A (the "Seller Note"), the principal amount of which will be equal to the remainder of the Purchase Price; plus

(iii) the Production Fee (as defined in Section 4.4(b) below);

(b) The Purchase Price shall be allocated among the Purchased Assets and the non-competition agreement in Section 7.3 as set forth in the "Purchase Price Allocation Schedule" attached hereto. The allocation of the Purchase Price among the Purchased Assets and the noncompetition agreement set forth in
Section 7.3 hereof shall be made in a manner consistent with the provisions of
Section 1060 of the Code and applicable Treasury Regulations thereunder. The fair market value of the Purchased Assets shall be determined by TransWestern in good faith and approved by the Seller (such approval not to be unreasonably withheld) and such determination shall be used by the Parties in allocating the Purchase Price and in preparing (a) Form 8594, Asset Acquisition Statement, for each of TransWestern and Seller, and (b) all Tax Returns. Each of TransWestern and Seller shall file Form 8594, prepared in accordance with this section, with its federal income Tax Return for its Tax period including the Closing Date, and make all other filings in a manner consistent with this provision.

2.3	Closing Date Transactions.

(a) Closing. Subject to the terms and conditions set forth in this Agreement, the Closing shall take place via facsimile and wire transfer of funds on October 29, 1999 or such other date agreed to by the Parties when all of the conditions set forth in Article V are satisfied or otherwise waived by the Parties (the "Closing Date").

(b) Deliveries on the Closing Date.  On the Closing Date:

(i) TransWestern shall deliver to Seller the Cash Price, by wire transfer of immediately available funds to an account designated by Seller, and the Seller Note.

(ii) TransWestern shall deliver to Seller (A) the various certificates, instruments and documents referred to in Section 5.1(b) and (B) such other instruments of assumption as Seller may reasonably request in form reasonably satisfactory to Seller and consistent with the provisions of this Agreement.

(iii) Seller shall deliver to TransWestern a bill of sale in the form attached hereto as Exhibit B.

(iv) Seller shall deliver to TransWestern (A) the various certificates, instruments and documents referred to in Section 5.1(a) and (B) all other documents, instruments of sale, transfer, conveyance and assignment as TransWestern may reasonably request with respect to the Purchased Assets in form and substance reasonably satisfactory to TransWestern and consistent with the provisions of this Agreement.

(v) Seller shall deliver to TransWestern evidence that all Security Interests (other than Permitted Security Interests) in any of the Purchased Assets have been released and all of Seller's outstanding Indebtedness has been satisfied and paid in full.

2.4	Determination of Pre-Paid Direct Costs and Advance Payments.

(a) Adjustment at Closing. On the Closing Date, TransWestern shall acquire the Pre-Paid Direct Costs from Seller by offsetting the aggregate amount of the Pre-Paid Direct Costs against the aggregate amount of the Advance Payments included in the Purchased Assets. At least three (3) but no more than ten
(10) business days prior to the Closing Date, Seller shall deliver to TransWestern a statement setting forth Seller's estimate as of the Closing of the aggregate Advance Payments included in the Purchased Assets and of the Pre-Paid Direct Costs. TransWestern shall have the opportunity to review such statement and raise questions or objections regarding the estimates set forth therein and Seller shall deliver to TransWestern all documentation requested by TransWestern or used by Seller in calculating such estimates. The Parties shall use their respective best efforts to agree on the aggregate amount of such Advance Payments to be included in the Purchased Assets (the "Estimated Advance Payments") and the amount of Pre-Paid Direct Costs ("Estimated Pre-Paid Direct Costs") as of the Closing Date, which agreement shall be reflected
on the Pro Forma.   If the aggregate amount of the Estimated Advance Payments
exceeds the Estimated Pre-Paid Direct Costs, the Base Purchase Price shall be reduced dollar-for-dollar by the amount of such excess. If the Estimated Pre-Paid Direct Costs exceeds the aggregate amount of such Estimated Advance Payments, the Base Purchase Price shall be increased dollar-by-dollar by the amount of such difference.

(b) Post Closing Adjustment.

(i) Within 45 days after Closing, TransWestern may in good faith prepare and deliver to Seller a final statement (the "Post Closing Statement") of its calculation of the actual Pre-Paid Direct Costs ("Actual Pre-Paid Direct Costs") and the actual Advance Payments included in the Purchased Assets ("Actual Advance Payments"). The Post Closing Statement shall be based on books and records and customer checks, bank statements and other documentation relating to the Business then available. Seller may review the Post Closing Statement and raise questions or objections regarding the Post Closing Statement and the Parties shall use their respective best efforts to agree thereon as soon as practicable but in any event within five (5) business days of TransWestern's delivery of the Post Closing Statement to TransWestern.

(ii) In the event that TransWestern and Seller are unable to resolve any such disputed matters regarding the Post Closing Statement within twenty (20) business days after the delivery of the Post Closing Statement to Seller, TransWestern and Seller shall refer all remaining disputes concerning the Post Closing Statement to a certified public accounting firm mutually agreed to by the Parties (the "Independent Accounting Firm"); provided, that if Seller and TransWestern are unable to agree upon an Independent Accounting Firm within ten (10) days, the Independent Accounting Firm shall be a nationally recognized accounting firm selected by TransWestern and Seller by lot (after Seller and TransWestern each exclude one such accounting firm). The Parties shall instruct the Independent Accounting Firm to promptly (and in any event within twenty (20) business days after submission of the disputes to the Independent Accounting Firm) resolve such disputed matters. TransWestern and Seller will make available to the Independent Accounting Firm at reasonable times and upon reasonable notice during the pendency of any dispute under this clause (ii) the work papers and back-up materials used in preparing the Post Closing Statement and the books and records of the Business and shall have the right to meet with the Independent Accounting Firm during this period and to present their respective positions. The resolution of disputes by the Independent Accounting Firm and its determination of the actual Pre-Paid Direct Costs or Advance Payments will be set forth in writing and will be conclusive and binding upon the Parties.

(iii) The Independent Accounting Firm will determine the allocation of its costs and expenses in resolving the disputes over the Post Closing Statement based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if Seller claims the Pre-Paid Direct Costs were $1,000 greater than the amount determined by TransWestern and its accountants, and TransWestern contests only $500 of the amount claimed by Seller, and if the Independent Accounting Firm ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ? 500) to TransWestern and 40% (i.e., 200 ? 500) to Seller.

(iv) Within two (2) business days of the final determination of the Actual Advance Payments and Actual Pre-Paid Costs pursuant to this Section 2.4: (A) if Actual Pre-Paid Direct Costs exceed Estimated Pre-Paid Direct Costs, or if Actual Advance Payments are less than Estimated Advance Payments, TransWestern shall pay to Seller any such excess and/or any such shortfall (as applicable) in cash, by wire transfer of immediately available funds to an account designated by Seller and (B) if Actual Pre-Paid Direct Costs are less than Estimated Pre-Paid Direct Costs, or if Actual Advance Payments exceed Estimated Advance Payments, Seller shall pay to TransWestern any such shortfall and/or any such excess in cash, by wire transfer of immediately available funds to an account designated by TransWestern.

2.5 Post-Closing Adjustment for Actual Collections.

(a) Closing Date Adjustment. At least two (2) business days prior to the Closing Date, Seller and TransWestern shall attempt in good faith to agree on the Estimated Net Collection Amount. If the Parties are unable to agree on the Estimated Net Collection Amount, such amount shall be deemed to be the determination thereof by Seller's President.

(b) Post Closing Adjustment.

(i) Not later then fifteen (15) days following the Accounts Receivable Measurement Date, TransWestern shall in good faith prepare and deliver to Seller a statement (the "Net Collections Statement") setting forth the Actual Net Collection Amount.

(ii) In the event that Seller disputes TransWestern's calculation of the Actual Net Collection Amount as set forth on the Net Collections Statement, or any of the components thereof, and TransWestern and Seller are unable to resolve any such disputed matters regarding the Net Collections Statement within ten (10) days after the delivery of the Net Collections Statement to Seller, TransWestern and Seller shall refer all remaining disputes concerning the Net Collections Statement to the Independent Accounting Firm. The Parties shall instruct the Independent Accounting Firm to promptly (and in any event within five (5) business days after submission of the disputes to the Independent Accounting Firm) resolve such disputed matters. TransWestern and Seller will make available to the Independent Accounting Firm at reasonable times and upon reasonable notice during the pendency of any dispute under this clause (c) the work papers and back-up materials used in preparing the Net Collections Statement and the books and records of Seller (if any) on which such objection are based and shall have the right to meet with the Independent Accounting Firm during this period and to present their respective positions. The resolution of disputes by the Independent Accounting Firm and its determination of the Actual Net Collection Amount will be set forth in writing and will be conclusive and binding upon the Parties.

(iii) The Independent Accounting Firm will determine the allocation of its costs and expenses in determining the Actual Net Collection Amount based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if Seller claims the Actual Net Collection Amount is $1,000 greater than the amount determined by TransWestern and its accountants, and TransWestern contests only $500 of the amount claimed by Seller, and if the Independent Accounting Firm ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ? 500) to TransWestern and 40% (i.e., 200 ? 500) to Seller.

(iv) Within two (2) business days following the final determination of the Actual Net Collections Amount pursuant to this Section 2.5, if the Actual Net Collection Amount is less than the Estimated Net Collection Amount (such difference, the "Deficient Collections Amount"), then the principal amount of the Seller Note should be reduced automatically (effective as of the Closing
Date) by an amount equal to 3 times the Deficient Collections Amount.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Seller. As a material inducement to TransWestern to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and the Shareholders hereby jointly and severally represent and warrant to TransWestern that:

(a) Organization, Qualification and Corporate Power. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and is qualified to conduct business in all jurisdictions in which the conduct of its business or its ownership of property require it to be so qualified.

(b) Authorization of Transaction. Seller has full requisite corporate power and authority and all material licenses, permits and authorization necessary to own and operate the Directories, provide Directory Services and carry on its telephone directory business as now conducted and as proposed to be conducted, to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party and to perform its obliga-tions hereunder and thereunder. Without limiting the generality of the foregoing, Seller has obtained all consents and approvals that are necessary for Seller to consummate the transactions contemplated hereby, including the consent of the Shareholders. This Agreement has been duly executed and delivered by Seller and the Shareholders. Each of this Agree-ment and each of the other agreements contemplated hereby to which Seller and/or the Shareholders are a party consti-tutes the valid and legally binding obliga-tions of such Person, enforce-able against such Person in accordance with its respective terms and conditions.

(c) Noncontravention. Neither the execu-tion and the delivery of this Agreement and the other agreements contemplated hereby, nor the consumma-tion of the transac-tions contemplated hereby or thereby will violate, conflict with, result in a breach of, consti-tute a default under, result in the accel-eration of, create in any party the right to accelerate, termi-nate, modify, or cancel, or require any authorization, consent, approval, execu-tion or other action by or notice to any third party under, any contract, lease, sublease, license, sublicense, fran-chise, permit, indenture, agreement, instrument of indebted-ness, Security Interest, or other arrangement by which Seller or any Shareholder is bound or affected or to which any of the Purchased Assets is subject, or any law, statute, rule, regulation, order, judgment, decree, stipulation, injunction, charge or other restriction, to which Seller is subject or to which any of the Purchased Assets is subject.

(d) Consents and Approvals. Except as set forth on the attached "Consents Schedule," (i) neither Seller nor Shareholders are required to give any notice to, make any declaration to or registration or filing with, or to obtain any permit, license, consent, accreditation, exemption, approval or authorization from, any governmental or regulatory authority in connection with the execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated hereby and (ii) no consent or approval of any other third party is required in connection with the execution, delivery and performance of Seller or the Shareholders of this Agreement or the agreements contemplated hereby to which it is a party, in order to prevent a breach of, or a default under or a termination, change in the terms and conditions or modifications of, any instrument, contract, lease, license or other agreement to which Seller or any Shareholder is party.

(e) Recent Events. Except as described in the attached "Recent Events Schedule," since December 31, 1998, Seller has not experienced any change that has had a Material Adverse Effect. Without limiting the generality of the foregoing, since such date:

(i) Seller has not sold, leased, transferred or assigned (or entered into any agreement to sell, lease, transfer or assign)any of its assets, except pursuant to this Agreement other than sales of inventory in the Ordinary Course of Business;

(ii) Seller has not entered into any agreement, contract, lease or license with respect to the Directories (or any series of related agreements, contracts, leases or licenses) other than in the Ordinary Course of Business;

(iii) no Person (including without limitation, Seller and the Shareholders) has accelerated, terminat-ed, modi-fied or canceled any contract, lease, sublease, license or subli-cense (or series of related contracts, leases, subleases, licens-es and sublicenses) involving more than $10,000 to which Seller is a party or by which Seller is bound and, to Seller's Knowledge, no Person intends to take or has basis for taking such action;

(iv) Seller has not delayed or postponed the payment of accounts payable relating to or affecting the Directories or the operation of the Directories or other Liabilities associated with the operation of the Directories outside the Ordinary Course of Business;

(v) there has not been any other material occurrence, event, incident, action, failure to act or other transaction outside the Ordinary Course of Business;

(vi) Seller has not increased or decreased billing rates under its Customer Contracts and Seller has not agreed to payment terms under any Customer Contract other than in the Ordinary Course of Business;

(vii) Seller has not disclosed any information required to be kept confidential pursuant to Section 7.2 hereof to any Person other than TransWestern and TransWestern's agents, attorneys and accountants;

(viii) Seller has not suffered any extraordinary loss, damage, destruction or casualty loss or waived any rights to any Purchased Asset or any other asset which, if it existed and was held by Seller on the Closing Date, would constitute a Purchased Asset, whether or not covered by insurance and whether or not in the Ordinary Course of Business;

(ix) Seller has not received any indication that any customer or supplier will cease, reduce or adversely affect the rate of business conducted with Seller or otherwise in connection with the publication of the Directories, prior to or following the Closing;

(x) Seller has not entered into any other material transaction relating to or affecting the Directories, individually or as a whole; and

(xi) Neither Seller nor the Shareholders have committed to any of the foregoing.
(f) Intellectual Property.  Except as set forth on the attached
"Intellectual Property Schedule":

(i) Seller has not interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of third parties, and neither Seller nor the Shareholders have ever been subject to any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Seller and the Shareholders, no third party has interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of Seller.

(ii) The Intellectual Property Schedule identifies each registration which has been issued to the Seller with respect to any of its Intellectual Property, each pending application for registration which Seller has made with respect to any of its Intellectual Property, and each license, agreement, or other permission which Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to TransWestern correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). The Intellectual Property Schedule also identifies each material trade name or unregistered trademark used by the Seller in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in the Intellectual Property Schedule:

(A) Seller possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(D) Seller has not ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(iii) The Intellectual Property Schedule identifies each material item of Intellectual Property that any third party owns and that Seller uses pursuant to license, sublicense, agreement, or permission. Seller has delivered to TransWestern correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property required to be identified in the Intellectual Property Schedule:

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(B) no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(C) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof; and

(D) Neither Seller nor Shareholders have granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(g) Contracts and Commitments.  Except as set forth on the attached
"Contracts Schedule," other than Customer Contracts, Seller is not party to any other written or oral contract or commitment that relates to the provision of Directory Services in connection with any Directories or any of the Purchased Assets (including, without limitation, any contract with a third party or parties relating to the purchase or sale of services or products relating to any Directories), or any other material agreement. Seller has delivered or otherwise made available to TransWestern a correct and complete copy of the standard forms of Customer Contract used in connection with any Directories and each written agreement (including all amendments thereto) identified on the Contracts Schedule. The Contracts Schedule identifies all contracts (other than Customer Contracts) associated with the Prior Editions and, to the extent available, the Future Editions, and identifies all Assumed Contracts included in the Purchased Assets. Seller has delivered to TransWestern a true and complete list of all Customer Contracts associated with the Directories all of which are in the form previously delivered to TransWestern. With respect to each Customer Contract and each agreement identified on the Contract Schedule: (A) such agreement is (and following consummation of the transactions contemplated hereby will continue to be) legal, valid, binding, enforceable, and in full force and effect; and (B) neither Seller, nor any of the Shareholders nor any other party to such agreement are in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by Seller or any of the Shareholders or permit termination, modification, or acceleration (in each case, other than by Seller), under such agreement. Seller has not waived or modified any limitation on liability or similar provision in any Customer Contract.

(h) Financial Statements. The attached "Financial Statements Schedule" contains the following financial statements (the "Financial Statements"):
 (i)	the compiled balance sheets of Seller as of December 31, 1996, December
31, 1997 and December 31, 1998, and the related statements of income, changes in stockholders' equity and cash flow for the twelve-month period then ended; and

(ii) the compiled balance sheet of Seller as of June 30, 1999 (the "Latest Balance Sheet") and the related statements of income, changes in stockholders' equity and cash flow for the six-month period then ended.

Each of the Financial Statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of Seller (which, in turn, are accurate and complete in all material respects) and presents fairly the financial condition and results of operations of Seller in accordance with GAAP throughout the periods covered thereby.

(i) Accuracy and Completeness of Information Furnished. No representation or warranty of Seller or any of the Shareholders contained in this Agreement or in any document delivered to TransWestern by Seller or the Shareholders in connection with the transactions contemplated hereby (including, without limitation, any Customer Contract or any other Records compiled in connection with the Directories) contains or will contain as of the date such representation and warranty is made or other document has been, is or will be furnished, any untrue statement of a material fact or omitted, omits, or will omit to state as of the date such representation or warranty is made or such document is or will be furnished, any material fact which is necessary not to make the statement contained herein or therein not misleading. There is no material fact which has not been disclosed to TransWestern which materially adversely affects or could reasonably be anticipated to materially adversely affect the Directories. Except for the representations and warranties contained in this Agreement and in any schedule, exhibit or other written material delivered in connection with this Agreement, neither Seller nor the Shareholders have made any representation or warranty in connection with the transactions contemplated by this Agreement (including, without limitation, any oral representations or warranties or any representation or warranty regarding any financial projections heretofore delivered to TransWestern).


(j) Affiliated Transactions.  Except as set forth on the attached
"Affiliated Transaction Schedule," no officer, director, employee, shareholder or Affiliate of Seller or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with Seller or has any interest in any property used by Seller.

 (k) Undisclosed Liabilities. The Seller has no Liability as of the date of this Agreement and will have no Liability as of the Closing Date (and, as of the Closing Date, there is no (and there will be no) basis for any present or, to the Knowledge of Seller, future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any Liability), except for (i) Liabilities set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Latest Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, claim or violation of law).

(l) Customer Contract Receivables; Advance Payments. The receivables associated with Customer Contracts reflected on the books and records of Seller as of the Closing Date are bona fide receivables recorded in the Ordinary Course of Business. The Advance Payments associated with Customer Contracts reflected on the books and records of Seller as of the Closing Date are bona fide Advance Payments recorded in the Ordinary Course of Business. Such books and records of Seller accurately identify receivables associated with the Prior Editions and the Future Editions, respectively.

(m) Employees. To the Knowledge of Seller or Shareholders, no executive, key employee, or group of employees has any plans to terminate employment with Seller. Seller has complied with all laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes). The Seller is not a party to or bound by any collective bargaining agreement, and has not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Seller has not committed any unfair labor practice. Neither the Seller nor any of Seller's employees with responsibility for employment matters has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller. No employee of Seller is owed any sales commissions, bonus or other payment by Seller other than sales commissions paid or payable in the Ordinary Course of Business.

(n) Employee Benefits.

(i) The attached "Benefit Plan Schedule" lists each Employee Benefit Plan which Seller maintains or to which Seller contributes or has any obligation to contribute.

(A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(B) All required reports and descriptions (including Form 5500 Annual
Reports, summary annual reports, PBGC-1's, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(D) Each such Employee Benefit Plan which is an Employee Pension Benefit
Plan meets the requirements of a "qualified plan" under Code '401(a), has received, within the last two years, a favorable determination letter from the Internal Revenue Service that it is a "qualified plan," and Seller is not aware of any facts or circumstances that could result in the revocation of such determination letter.

(E) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

(F) The Seller has delivered to the TransWestern correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

(G) With respect to each Employee Benefit Plan that the Seller or any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

(H) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of Seller, threatened.

(I) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Seller, threatened.

(J) Seller has not incurred any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA '4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

(ii) Seller does not contribute to, nor ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any withdrawal liability (as defined in ERISA '4201) under any Multiemployer Plan.

(iii) Seller does not maintain or nor ever has maintained or contribute, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code '4980B).

(o) Guaranties. Seller is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

(p) Environmental, Health, and Safety Matters.

(i) Seller has complied and is in compliance with all applicable
Environmental, Health, and Safety Requirements.

 (ii) Without limiting the generality of the foregoing, each of the Seller and its Affiliates, has obtained, has complied, and is in compliance with all permits, licenses and other authoriza-tions that are required of such Person pursuant to Environmental, Health, and Safety Requirements for the occupation of Seller's facilities by Seller and the operation of the Business; a list of all such permits, licenses and other authorizations is set forth on the attached "Environmental and Safety Permits Schedule."

(iii) Neither Seller nor its Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to Seller's facilities arising under Environmental, Health, and Safety Requirements.

(iv) Except as set forth on the attached "Environmental and Safety Matters Schedule," the Seller's Knowledge, none of the following exists at any property or facility owned or operated by Seller: (1) underground storage tanks, (2) asbestos-containing material in any friable and damaged form or condition, (3) materials or equipment containing polychlorinated biphenyls, or
(4) landfills, surface impoundments, or disposal areas.

(v) To the Seller's Knowledge, neither Seller nor its Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

(vi) To the Seller's Knowledge, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

(q) Insurance.   The "Insurance Schedule" attached hereto sets forth the
following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 5 years:

(i)     the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)  the policy number and the period of coverage;

(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to above); (C) neither Seller nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Seller has been covered during the past 5 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. The Insurance Schedule also describes any self-insurance arrangements affecting the Seller.

(r) Legal Compliance with Laws. Seller has complied and is in compliance in all material respects with all applicable laws, rules or regulations of any federal, state, local or foreign government or agency thereof with respect to any of the Directories and no notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by Seller or filed, commenced or, threatened in writing against Seller alleging any such violation.

 (s) Litigation; Proceedings.  Except as set forth in the attached
"Litigation Schedule," there are no actions, suits, proceedings, hearings, orders, investigations, charges, complaints or claims, pending or, to the Knowledge of Seller, threatened, against or affecting, Seller, or any of the Directories or the Purchased Assets or to which Seller, the Directories or the Purchased Assets may be bound or affected, at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no basis for any of the foregoing; Seller is not subject to any judgment, order or decree of any court or governmental agency; Seller has not received any opinion or memorandum or legal advice from legal counsel to the effect that they or any of the Directories or the Purchased Assets is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business and Seller is not engaged in any legal action to recover monies due it or for damages sustained by them.

(t) Title and Sufficiency of Assets. Seller owns good and marketable title, free and clear of all Security Interests (other than Permitted Security Interests), to all property and assets (tangible and intangible) used by Seller, located on Seller's premises or shown on the Latest Balance Sheet. At the Closing, Seller will convey good and marketable title to all of such property and assets included within the Purchased Assets, free and clear of all Security Interests (other than Permitted Security Interests). The Purchased Assets so conveyed will include all of those assets (personal, tangible and intangible) used in connection with the ownership and operation of the Directories during the twelve months prior to the Closing Date (other than inventory or raw materials used, sold or consumed in the Ordinary Course of Business) and will enable TransWestern to own and operate Directories in the same manner as operated by and conducted by Seller prior to and as of the Closing Date.

(u) Directory Listings. Each of the directory listings associated with the Directories has been published in the Ordinary Course of Business and in accordance with customary practices currently prevailing in the telephone directory industry for companies of a size comparable to Seller. No such listing has been published in violation of any applicable law, code or regulation. Seller has provided TransWestern with copies of all invoices (or other evidence reasonably satisfactory to TransWestern) relating to the purchase by Seller of the white page listings and yellow page listings used or to be used (as the case may be) in connection with the printing and publication of any Directory.

(v) Brokers' Fees. Seller has no Liability to pay any fees or commis-sions to any broker, finder, or agent with respect to the trans-ac-tions contemplated by this Agreement or which TransWestern or any other party could become liable or obligated.

(w) Tax Matters.

(i) Seller has timely filed all Tax Returns required to be filed by them, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects. All Taxes due and payable by Seller (whether or not shown on any Tax Return) have been paid or the provision therefore has been made.

(ii) Except as set forth in the attached Taxes Schedule:

(A) with respect to each taxable period of Seller either such taxable period has been audited by the relevant taxing authority or the time for assessing or collecting income Tax with respect to each such taxable period has closed and such taxable period is not subject to review by any relevant taxing authority;

(B) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against either Seller;

(C) Seller has not consented to extend the time in which any Tax may be assessed or collected by any taxing authority;

(D) Seller has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date;

(E) there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the Knowledge of Seller, threatened against or with respect to either Seller with respect to any Tax;

(F) Seller has not been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return (other than consolidated Tax Return filed by Seller);

(G) Seller is not a party to or bound by any Tax allocation or Tax sharing agreement and Seller has no current or potential contractual obligation to indemnify any other Person with respect to Taxes;

(H) Seller does not reasonably expect any taxing authority to claim or assess any additional Taxes for any period;

(I) the Assumed Liabilities do not include any obligation to make any payment that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law);

(J) no claim has ever been made by a taxing authority in a jurisdiction where Seller does not pay Tax or file Tax Returns that Seller is or may be subject to Taxes assessed by such jurisdiction;

(K) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party;

(L) Seller has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(iii) The Taxes Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which Seller is required to file Tax Returns.

(iv) Seller's unpaid Taxes (x) did not, as of the Latest Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of Latest Balance Sheet (rather than in any notes thereto) and (y) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the division in filing its Tax Returns.

(x) Owned and Leased Property.

(i) The Seller does not own any real property or any option to acquire real property. The attached Real Property Schedule describes all of the real property leased by Seller and used in the conduct of the Business (showing the record owner, legal description, permanent index number and location) (collectively, the "Leased Real Property"). Seller does not use any real property in the conduct of the Business and the operation of the Directories other than the Leased Real Property.

(ii) Seller has delivered to TransWestern correct and complete copies of the leases and subleases with respect to Leased Real Property (collectively, the "Leases"). Each of the Leases is legal, valid, binding, enforceable and in full force and effect. Neither Seller nor any other party to such leases are in breach or default of such Lease and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit terminations, modification or accelerations under the Leases. Neither Seller, the Shareholders nor any other party to the Leases have repudiated any provision thereof and there are no disputes, oral agreements, or forbearance programs in effect as to any of the Leases. The Leases have not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to TransWestern, and Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Leases.

(iii) with respect to each parcel of Leased Real Property:

(A) Neither Seller nor the Shareholders have actually received notice of any condemnation proceedings with regard to all or any part of such Leased Real Property and to Seller's Knowledge, there are no such proceedings contemplated by any governmental authority;

(B) to Seller's Knowledge, all governmental licenses which are necessary to permit the lawful access, use and operation of the building and improvements thereon for their present and intended use have been obtained, are in full force and effect, and there is no pending threat of modification or cancellation of any such governmental licenses; no improvements located on such Leased Real Property depend on any variance, grandfather rights, special use permit or other special municipal approval for their continuing legality; all utilities required for the operation of such Leased Real Property either enter such Leased Real Property through adjoining public streets or, if they pass through adjoining private land, do so in accordance with valid public or private easements which will inure to the benefit of TransWestern; and all utilities are installed and operating and all installation and connection charges have been paid for in full;

(C) to the Seller's Knowledge, the present maintenance, operation, use and occupancy of such Leased Real Property as an office, warehouse, distribution and/or manufacturing facility does not, to the Seller's Knowledge, violate any law, including any zoning, building, health, environmental, pollution, fire or similar law, ordinance or regulation; Seller has not received any notices from any governmental body in respect to such Leased Real Property that have not been corrected; and there is no plan, study, or effort by any governmental body or any nongovernmental person or agency which may adversely affect the present use of such Real Property;

(D) to the Seller's Knowledge, the structural components of the buildings on such Leased Real Property are in a good state of repair and all electrical, plumbing, water, sewer, air conditioning, heating, ventilating, mechanical and other building systems are in good working order and repair; the roofs of such buildings are free from leaks and the improvements are free from insect infestation; and there are no latent defects in the condition of such Leased Real Property or in the soil or geology of the land;

(E) Seller has not received any notice and has no Knowledge of any increase in any of the factors comprising the real estate Tax bills for such Leased Real Property, including without limitation, the assessed valuation and the Tax rate; there are no assessments, general or special, which have been, or are in the process of being levied against such Leased Real Property, and Seller has no Knowledge of any contemplated assessments;

(F) to the Seller's Knowledge, there are no options or rights of any party (including without limitation any tenants under any lease) to purchase, or acquire any ownership interest in such Leased Real Property, and Seller shall not grant any such options or rights after the date of this Agreement; and

(G) to the Seller's Knowledge, no portion of such Leased Real Property lies within a flood hazard zone.

(y) Customers and Suppliers. Seller has not received any notice that any material customer or supplier intends to terminate or materially reduce its business with Seller and no material customer or supplier has terminated or materially reduced its business with Seller in the last twelve (12) months.

(z) Closing Date. All of the representations and warranties made by Seller or Shareholders contained in this Section 3.1 and elsewhere in the Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any certificate delivered by Seller to TransWestern shall be true and correct on the Closing Date as though then made, except as affected by the transactions expressly contemplated by this Agreement and except as expressly disclosed in writing to TransWestern by Seller prior to the Closing. Prior to the Closing Date, Seller and/or Shareholders shall notify TransWestern of any information that came into existence after the date hereof and would have been required to be disclosed on one or more schedules or reflected in such representations or warranties if such information was in existence on the date hereof and may or supplement the disclosure schedules attached hereto to reflect such information; it being understood, however, that such revisions, supplements, amendments or modifications, if any, permitted to be made pursuant to this Section 3.1(z) shall not modify the representations and warranties set forth herein for purposes of determining whether the condition set forth in Section 5.1 has been satisfied and shall not cure any default existing as a result of a breach of any of Seller's or Shareholders' representations or warranties contained in this Agreement.

3.2 Representations and Warranties of TransWestern. As a material inducement to Seller to execute this Agreement and consummate the transactions contemplated hereby, TransWestern hereby represents and warrants to Seller that:

(a) Organization. TransWestern is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. TransWestern is qualified to conduct business in each other jurisdiction wherein the nature of its business or ownership of property requires it to be so qualified except where failure to so qualify would not materially adversely effect the assets, business, operations or financial condition of TransWestern.

(b) Authorization of Transaction. TransWestern has the power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party and to perform its obliga-tions hereunder and thereunder. This Agreement and the other agreements contemplated hereby to which TransWestern is a party have been duly executed and delivered by TransWestern and consti-tute the valid and legally binding obliga-tions of TransWestern, enforceable against TransWestern in accor-dance with their respective terms.

(c) Noncontravention. The consumma-tion of the transac-tions contemplated hereby will not violate or conflict with any statute, regulation, rule, judgment, order, decree, stipula-tion, injunction, charge, or other restric-tion of any govern-ment, governmental agency, or court to which TransWestern is subject or any provision of the Operating Agreement of Limited Liability Company of TransWestern.

 (d)  Governmental Consent.   To the Knowledge of TransWestern, TransWestern
is not required to give any notice to, make any material declaration to or registration or filing with, or to obtain any material permit, license, consent, accreditation, exemption, approval or authorization from, any governmental or regulatory authority in connection with the execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated hereby.

(e) Brokers' Fees. TransWestern has no Liability to pay any fees or commis-sions to any broker, finder, or agent with respect to the transac-tions contemplated by this Agreement for which Seller could become liable or obligated.

(f) Closing Date. All of the representations and warranties of TransWestern contained in this Section 3.2 and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any certificate delivered by TransWestern shall be true and correct on the Closing Date as though then made and except as expressly disclosed in writing to Seller by TransWestern prior to the Closing. Prior to the Closing Date, TransWestern shall notify Seller of any information that came into existence after the date hereof and would have been required to be disclosed on one or more schedules or reflected in such representations or warranties if such information was in existence on the date hereof, may supplement this Agreement with disclosure schedules, or otherwise amend or modify its representations and warranties hereunder to reflect such information; it being understood, however, that such revisions, supplements, amendments or modifications, if any, permitted to be made pursuant to this Section 3.2(f), shall not modify the representations and warranties set forth herein for purposes of determining whether the condition set forth in Section 5.2 has been satisfied and shall not cure any default existing as a result of a breach of any of TransWestern's representations or warranties contained in this Agreement.


ARTICLE 4 - COVENANTS

4.1 Pre-Closing Covenants.

(a) Affirmative Covenants Concerning the Business. At all times prior to the Closing Date, Seller shall operate only in the Ordinary Course of Business. Without limiting the foregoing, Seller covenants and agrees that:

(i) The business and the operations of Seller shall be conducted only in the Ordinary Course of Business and Seller shall use its best efforts to preserve intact Seller's business organization and keep available satisfactory relationships with suppliers, customers and others having business relationships with it and promote the ordinary and smooth transition of the Business and the Purchased Assets to TransWestern;

(ii) Seller's cash management practices (including, without limitation, the collection of receivables and the payment of payables) and Seller's policies, practices and procedures (including, without limitation, with respect to collection of trade receivables and receivables associated with Customer Contracts, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, acceptance of Advance Payments or other customer deposits and maintenance of the quality of the Directories) shall be maintained and conducted in the Ordinary Course of Business;

(iii) Seller's current insurance policies (to the extent such policies relate to operation of the Directories) shall not to be canceled or terminated and no action shall be taken (or fail to be taken) to cause any of the coverage thereunder to lapse, unless, simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies to the extent practicable for market premiums are in full force and effect;

(iv) Seller shall retain its present employees and its relationships with its agents, distributors, licensees, suppliers and customers relating to the operation of the Directories;

(v) Seller shall maintain its books and records in accordance with GAAP;

(vi) Seller's corporate name shall be maintained in full force and effect;

(vii) Seller shall comply (and remain in compliance with) all legal requirements and contractual obligations applicable to or binding upon Seller;

(viii)	Seller shall maintain in full force and effect all of the city or county business licenses required to be maintained by it; and

(ix) Seller shall duly and timely file (by the due date or any duly granted extension thereof) all income Tax reports and returns and non-income Tax reports and returns required to be filed with federal, state, county, local, foreign and other Tax authorities, promptly pay all Taxes indicated by such returns or otherwise lawfully levied or assessed upon Seller or any of Seller's properties.

(b) Negative Covenants Concerning the Business Prior to Closing. At all times prior to the Closing Date, Seller will not (and the Shareholders will not permit Seller to):

(i) forgive, cancel, or waive any rights or any debts or other obligations owed to Seller without obtaining TransWestern's prior written consent;

(ii) merge or consolidate with, or purchase substantially all of the stock or assets of, or otherwise acquire, any corporation, partnership, association or other business organization or entity or division thereof;

(iii) institute any material change in the methods of purchase, sale, lease or accounting from those used in the Ordinary Course of Business or in the collection of accounts receivable (including receivables associated with Customer Contracts) or the payment of accounts payable other than to the extent consistent with the Ordinary Course of Business;

(iv) mortgage, pledge or subject to any Security Interest any of the Purchased Assets;

(v) sell, assign or transfer any of the Purchased Assets;

(vi) sell, assign or transfer any of Seller's patents or other Intellectual Property or other intangible assets, or disclose any proprietary information to any Person;

(vii) terminate or in any way encourage the resignation of any employee or sales representative for any reason other than such employee's gross negligence or wilful misconduct;

(viii) pay or commit to pay commissions, bonuses or similar payments outside of the Ordinary Course of Business; or

(ix) enter into a binding commitment to do any of the foregoing.

(c) Exclusivity. Neither Seller nor any of the Shareholders will permit any Affiliate of (or Persons acting in concert with Seller or any of the Shareholders to) at any time prior to the Closing Date: (i) solicit, initiate, or encourage the submis-sion of any propos-al or offer from any Person relating to any (A) liquida-tion, dissolu-tion, or recapitalization,
(B) merger or consoli-dation or share exchange, (C) acqui-sition or purchase of securities or assets, or (D) similar transaction or business combi-nation involving Seller, the Directories or any Purchased Assets or (ii) participate in any discus-sions or negotia-tions regarding, furnish any infor-mation with respect to, assist or participate in, execute, sign, deliver or enter into any agreement (whether written or oral) relating to, or facilitate in any other manner any effort or attempt by any person to do or seek any of the forego-ing. Seller and each Shareholder agrees to notify TransWestern immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing and the terms thereof and such Person's response thereto.

 (d) General Obligation to Close. Each of the Parties will use their respective reasonable best efforts to take all actions and to do all things necessary or desirable to consummate and make effective the transactions contemplated by this Agreement (including, without limitation, satisfaction, but not waiver, of the closing conditions set forth in Article 5) and to cause the other conditions to TransWestern's and Seller's respective obligations hereunder to be satisfied as soon as practicable but in any event no later than required to permit the Closing to occur on or prior to November 5, 1999.

4.2  Other Covenants.

(a) Full Access. At all times prior to the Closing Date, Seller and the Shareholders shall permit TransWestern, TransWestern's Affiliates, and their respective employees, accountants, legal counsel and other representatives to have full access to Seller's premises, properties, personnel, books, records, contracts, Tax records, and to all documents of or pertaining to Seller, the Purchased Assets or the Directories, as is reasonably necessary or (in the opinion of TransWestern) desirable to consummate all of the transactions contemplated herein. All information given to TransWestern and its representatives shall be subject to the confidentiality provisions set forth in Section 7.2(a).

(b) Notice of Developments. At all times prior to the Closing Date, (i) Seller and/or the Shareholders will give prompt written notice to TransWestern of any material development affecting the condition, opera-tion, results of operations, or future prospects of the Directories or any Purchased Assets, and (ii) each Party will give prompt written notice to the other of any development affecting the ability of the notifying Party to consummate the transactions contem-plat-ed by this Agreement. No disclosure by any Party pursuant to this Section 4.2(b) shall be deemed to amend or supplement the schedules attached hereto delivered by such Party or to prevent or cure any misrepre-sentation, breach of warranty, or breach of covenant by such Party.

 4.3 Employee Matters. Immediately prior to the Closing, Seller shall terminate the employment of all of the active employees identified (the "Employees") on the attached "Employee Schedule" and, immediately after the Closing, TransWestern will offer employment to the Employees. At the time of such termination, each Employee shall have the option to elect to receive either (a) all accrued vacation pay then owed to such Employee as of such termination or (b) to carry forward a number of paid vacation days accrued prior to the Closing to his or her employment with TransWestern. At Closing, Seller shall deliver to TransWestern a schedule setting forth all of the vacation days which the Employees have elected pursuant to the foregoing clause (b) to carry forward to their employment with TransWestern and shall pay to TransWestern an amount equal to the amount which would have been paid the Employees but for their election pursuant to the foregoing clause (b) to carry forward vacation days. As of the Closing, Seller will deliver to TransWestern a list (the "Collection Employees Schedule") of individuals to remain employed by Seller solely for the purpose of conducting collection activities with respect to the past, present and future editions of the Directories as provided in Section 4.4(a) (collectively, the "Collection Employees"), which list will identify the complete and correct costs to be incurred by Seller in continuing to employ the Collection Employees and will be subject to review and approval of TransWestern. Seller shall terminate, and TransWestern will hire, the Collection Employees for the period commencing March 1, 2000 as reflected on the Collection Employees Schedule through the Accounts Receivable Measurement Date (or such earlier date as may be designated by Seller) at a rate of pay commensurate with such persons' respective compensation packages as reflected on the Collection Employees Schedule. Nothing in this Agreement shall obligate TransWestern to offer employment to any employee of Seller or any other individual other than the Employees and, to the extent provided in this Section 4.3, the Collection Employees; and nothing in this Agreement shall limit the ability of TransWestern to terminate the employment of any Employee at any time and for any reason, whether for cause or without cause, or the employment of any Collection Employee for cause, it being understood that TransWestern shall not terminate the employment of any Collection Employee without cause prior to the Accounts Receivable Measurement Date without the prior consent of Seller.
From and after the Closing Date, Seller shall retain all Liabilities arising under or in connection with any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) or any other employee benefit plan or arrangement at any time maintained or contributed to by Seller, including, but not limited to, those Liabilities arising under Part 6 of Title I of ERISA and
Section 4980B of the Code. Seller shall be additionally responsible for all Liabilities (i) relating to compensation (including vacation pay and insurance benefits) of any Employee for periods prior to the Closing Date and of any other employee of Seller for any period and/or (ii) arising as a result of the transactions contemplated by this Agreement, including, but not limited to, severance compensation and bonus payments.

4.4 Seller's Post-Closing Obligations.

(a) As of the Closing, TransWestern shall assume complete responsibility for all billing and collection activities associated with any past, present or future edition of any Directory, including, but not limited to, collection of all trade accounts receivable outstanding as of the Closing (including local, foreign and national advertising accounts). The foregoing notwithstanding, Seller shall be responsible for all compensation expense (including salary, bonus, benefits and commissions, if any) associated with all such collection activities undertaken prior to March 1, 2000 in connection with accounts receivable relating to any past, present or future editions of the Directories (including payment of salaries and other compensation of Collection Employees).

(b) Seller shall retain sole responsibility for the printing, publication and production of and the completion of all selling activity in connection with, each of the Transition Directories, each of which is being purchased by TransWestern hereunder and is scheduled to be published by Seller on TransWestern's behalf in February 2000 and March 2000. Seller covenants and agrees to use all of its reasonable best efforts to perform the foregoing tasks in a timely fashion and in a manner consistent in all respects with past practices with respect to such Directories as if Seller continued to own such Directories. As consideration for Seller's good faith agreement to engage in the foregoing post-closing activities, on January 1, 2000, TransWestern shall pay Seller a fee of $500,000 in cash (the "Production Fee"), plus the aggregate amount of printers invoices for services rendered in connection with printing of the Transition Directories, by wire transfer of immediately available funds to an account identified by Seller to TransWestern.

ARTICLE 5 -  CONDITIONS

5.1  Conditions To Closing.

(a) Conditions to Closing Obligations of TransWestern. The obliga-tion of TransWestern to consummate the transactions contemplated hereby is subject to satisfaction at or prior to the Closing Date of the following conditions:

(i) The representations and warranties set forth in Section 3.1 shall be true and correct in all material respects, in each case at and as of the Closing Date, as though the Closing Date were substituted for the date hereof throughout such representations and warranties (without giving effect to any disclosures made after the date hereof pursuant to Section 3.1(z)), except for representations and warranties that are made by their terms as of a specified date, which shall be true and correct as of a specified date and except for changes contemplated by this Agreement.

(ii) Shareholders shall have per-formed and complied with all of their respective covenants and agreements set forth in this Agreement through the Closing Date.

(iii) All governmental or third party filings, licenses, consents, authoriza-tions, waivers and approvals (including, without limitation, any consent or approval that may be required from TransWestern's lenders) that are required to be made or obtained for the transfer to TransWestern of the Purchased Assets will have been duly made and obtained without conditions or requirements that are materially adverse to TransWestern.

(iv) ASs of the Closing Date, no suit, action or proceeding before any court or quasi-judicial or administrative agency shall be pending or threatened wherein any adverse judgment, decree, order or injunction would (A) prevent the consummation of the transactions contemplated by this Agreement,(B) cause any of such transactions to be rescinded following consummation of the transactions contemplated by this Agreement, (C) materially and adversely affect the right of TransWestern to operate or control the Directories or (D) result in a Material Adverse Effect (and no such judgment, decree, order or injunction shall be in effect).

(v) There shall have occurred no Material Adverse Effect since December 31,
1998.

(vi) TransWestern shall have received from Duckor Spradling & Metzger, coun-sel to Seller and the Shareholders, an opinion substantially in the form of Exhibit C and satisfactory to TransWestern, addressed to TransWestern and dated as of the Closing Date;

 (vii) Seller shall have delivered to TransWestern a certificate signed by officers of Seller to the effect that each of the conditions specified above in subsections (a)(i)-(v), inclusive, are satisfied in all respects.

(viii) On or prior to the Closing Date, Seller will have delivered to TransWestern each of the following:

(A) copies of all governmental licenses, consents, authorizations, accreditations, waivers and approvals and of all consents, waivers and approvals by third parties that are required to be obtained pursuant to subsection (iii) above;

(B) copies of all of the invoices or other documentation satisfactory to TransWestern of all direct sales costs associated with each of the Prior Editions and the Future Editions, (ii) a copy of the licensing agreement entered into by Seller for the licensing of white pages in connection with publication of each of the Future Editions, (iii) copies of printing quotes obtained in connection with publication of each of the Future Editions and
(iv) the Pro Forma;

(ix) TransWestern shall have completed to its satisfaction all of its business, legal, environmental and financial due diligence review of Seller, the Directories and the Purchased Assets; and

(x) TransWestern shall have determined to its satisfaction that the Net Revenue attributable to the Transition Editions is not less than $3,760,000, and Seller shall have delivered all information reasonably requested by TransWestern in connection with the foregoing determination.

(b) Conditions to Closing Obligations of -Seller. The obliga-tion of Seller to consummate the transactions contemplated hereby is subject to satisfaction at or prior to the Closing Date of the following conditions:

(i) TransWestern's representations and warranties set forth in Section 3.2 shall be true and correct in all material respects, in each case at and as of the Closing Date, as though the Closing Date were substituted for the date hereof throughout such representations and warranties (without giving effect to any disclosures made after the date hereof pursuant to Section 3.2(f)) except for representations and warranties that are made by their terms as of a specified date, which shall be true and correct as of a specified date and except for changes contemplated by this Agreement;

(ii)	TransWestern shall have performed and complied with all of its covenants and agreements set forth in this Agreement through the Closing Date;

 (iii)	All governmental or third party filings, licenses, consents, authorizations, waivers and approvals that are required to be made or obtained by TransWestern for the transfer to TransWestern of the Purchased Assets will have been duly made and obtained without conditions or requirements that are materially adverse to Seller;

(iv) TransWestern shall have delivered to Seller a certifi-cate signed by an officer of TransWestern to the effect that each of the conditions specified in subsections (b)(i) through (iii) are satisfied in all re-spects;

(v) As of the Closing Date, no suit, action or proceeding before any court or quasi-judicial or administrative agency shall be pending or threatened wherein any adverse judgment, decree, order or injunction would (A) prevent the consummation of the transactions contemplated by this Agreement, and (B) cause any of such transactions to be rescinded following consummation of the transactions contemplated by this Agreement.

(vi) TransWestern shall have delivered the Purchase Price to Seller in accordance with Article 2.

All actions to be taken by any Party in connection with consumma-tion of the transac-tions contemplat-ed hereby and all certificates, opinions, instru-ments, and other documents required to effect the transac-tions contem-plated hereby will be reasonably satis-factory in form and substance to the other Party. Any Party may waive any condition to such Party's obligation, in whole or in part, specified in this Section 5.1 if it executes a writing so stating at or prior to the Closing Date or if the Closing occurs; provided, however, that consummation of the Closing by a Party prior to the satisfaction of any closing condition in this Section 5.1 shall not operate as a waiver of such Party's right to terminate this Agreement under Section 6.1(b) or (c), as applicable, and shall not operate as a waiver of any indemnification rights such Party may otherwise have hereunder as a result of any breach of any representation, warranty or covenant of the other Party contained herein.


ARTICLE 6 - TERMINATION

6.1 Termination. The Parties may terminate this Agreement as provided below:

(a) TransWestern and Seller may terminate this Agree-ment by mutual written consent.

(b) TransWestern may terminate this Agreement by giving written notice to Seller in the event Seller is in breach of any represen-tation, warranty, covenant or agreement contained in this Agree-ment.

(c) Seller may termi-nate this Agreement by giving written notice to TransWestern in the event TransWestern is in breach of any represen-tation, warranty, covenant or agreement contained in this Agree-ment.

(d) TransWestern may terminate this Agreement at any time prior to the Closing Date if the Closing shall not have occurred on or prior to the close of business on November 7, 1999 as a result of Seller's inability to satisfy the conditions to TransWestern's obligations hereunder set forth in Article 5; provided that TransWestern is not in material breach of any of its representations, warranties or covenants contained in this Agreement.

(e) Seller may terminate this Agreement by giving written notice to TransWestern at any time prior to the Closing Date if the Closing shall not have occurred on or before the close of business on November 7, 1999 as a result of TransWestern's inability to satisfy the conditions to Seller's obligations hereunder set forth in Article 5; provided that Seller is not in material breach of any of its representations, warranties or covenants contained in this Agreement.

 6.2 Effect of Termination.  If any Party terminates this
Agreement pursuant to Section 6.1, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach); provided, however, that Sections 6.3, 7.2, 7.6 and 7.7(b) and (n) shall survive such termination.

 6.3 Breakup Fees and Expenses. If the transactions consummated hereby are not consummated other than pursuant to Section 6.1

(a) as a result of Seller's termination of this Agreement at such time when either (1) all of the conditions to Seller's obligations hereunder are satisfied or (2) a violation of Section 4.1(c) hereof has occurred, then promptly upon such termination of this Agreement, so long as TransWestern is not in breach of any provision of this Agreement, Seller shall pay or reimburse TransWestern for all actual out-of-pocket fees and expenses incurred by it or its representatives and advisors, whether before or after the date of this Agreement, directly related to the transactions contemplated hereby, or

(b) as a result of TransWestern's termination of this Agreement at such time when all of the conditions to TransWestern's obligations hereunder are satisfied, then promptly upon such termination of this Agreement, so long as Seller is not in breach of any provisions of this Agreement, TransWestern shall pay or reimburse Seller for all actual out-of-pocket fees and expenses incurred by it or its representatives and advisors, whether before or after the date of this Agreement, directly related to the transactions contemplated hereby, plus a fee in the amount of $500,000, payable by a cashier's or certified check or by wire transfer of immediately available funds to an account designated by Seller.

ARTICLE 7 - ADDITIONAL AGREEMENTS

7.1 Post-Closing Assistance. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement and to effect, consummate, confirm or evidence the consummation of the transactions contemplated hereby (including, without limitation, with respect to the sales into, printing and publication of each of the Future Editions), each of the Parties will take such further action (in-cluding, without limitation, the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7.3). During the seven-year period following the Closing Date, TransWestern shall have reasonable access to Seller's books and records (and to make copies thereof at TransWestern's expense) for any proper purpose set forth by TransWestern in a writing delivered to Seller; provided, however, that during such period Seller may destroy its book and records subject to providing TransWestern with prior written notice and the opportunity to make copies of such books and records.

7.2  Confidentiality.

(a) Prior to the Closing Date, without Seller's prior consent, TransWestern shall keep confidential and not disclose to any third party Confidential Information received or obtained by TransWestern from Seller and the Shareholders relating to the Business; provided that any such Confidential Information may be disclosed to the TransWestern's representatives and advisors who need to know such information in connection with consummation of the transactions contemplated hereby. If this Agreement is terminated prior to the Closing Date, TransWestern agrees that after the date of such termination (the "Termination Date"), without the prior written consent of Seller, it shall not disclose or permit to be disclosed to any person, or utilize for their own account or permit to be utilized by any Person, at any time, any Confidential Information disclosed or made available to TransWestern or obtained, observed or known by TransWestern relating to Seller's Business, whether before or after the signing date and whether or not such information was developed by such Person or such Person's officers, employees, representatives or advisors. TransWestern shall take all appropriate steps to safeguard all such Confidential Information and to protect Seller against disclosure, misuse, espionage, loss and theft. As soon as practicable after the Termination Date, TransWestern shall promptly deliver to Seller all copies and embodiments, in whatever form, of all such Confidential Information in TransWestern's possession or within its control, irrespective of the location or form of such material and, if requested by Seller, shall provide Seller with written confirmation that all such materials have been delivered to Seller. In the event TransWestern is required to disclose any such Confidential Information pursuant to applicable law, it shall promptly notify Seller in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with Seller to preserve the confidentiality of such information consistent with applicable law.

 (b) Seller acknowledges that as of the Closing Date all Confidential Information relating to the Business shall become the property of TransWestern. Seller and the Shareholders agree that, without the prior written consent of TransWestern, they shall not disclose or permit to be disclosed to any Person, or utilize for their own account or permit to be utilized by any Person, at any time, any Confidential Information disclosed or made available to Seller or the Shareholders or obtained, observed or known by Seller or any Shareholder relating to the Business, whether before or after the Closing and whether or not such information was developed by such Person or such Person's officers, employees, representatives or advisors. Seller and the Shareholders shall take all appropriate steps to safeguard all such Confidential Information and to protect them against disclosure, misuse, espionage, loss and theft. As soon as practicable after the Closing Date, Seller shall promptly deliver to TransWestern all copies and embodiments, in whatever form, of all such Confidential Informa-tion in Seller's or any Shareholder's possession or within its or his control, irrespective of the location or form of such material and, if requested by TransWestern, shall provide TransWestern with written confirma-tion that all such materials have been delivered to TransWestern. In the event any Seller or any Shareholder is required to disclose any such Confidential Information pursuant to applicable law, such Person shall promptly notify TransWestern in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with TransWestern to preserve the confidentiality of such information consistent with applicable law.

7.3	Non-Competition.

(a) As a material inducement to TransWestern to enter into and perform its obligations under this Agreement, for a period of five years following the Closing Date (the "Noncompetition Period"), neither Seller nor the Shareholders nor any of their successors or affiliates will, directly or indirectly, either for themselves or for any partnership, individual, corporation, joint venture or any other entity participate in any business (including, without limitation, any division, group or franchise of a larger organization) which engages in or proposes to engage in the promotion, sale or distribution of telephone directory "yellow pages" or similar products in any area of California which is covered by the Directories or any other directories currently owned or published by TransWestern or any of its Affiliates during the Noncompetition Period. For purposes of this Agreement, the term "participate in" shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, shareholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise).

 (b) During the Non-Competition Period, none of Seller, the Shareholders or any of their affiliates shall (i) induce or attempt to induce any employee of TransWestern to leave the employ of TransWestern, or in any way interfere with the relationship between TransWestern and any employee thereof, (ii) hire directly or through another entity any individual employed by TransWestern who was previously employed by Seller or its Affiliates, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of TransWestern to cease doing business with TransWestern, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and TransWestern (including, without limitation, making any negative statements or communications concerning TransWestern).

(c) Seller agrees that TransWestern would suffer irreparable harm from a breach by such Party of any of the covenants or agreements contained in
Section 7.3. Accordingly, in the event of an alleged or threatened breach by Seller or any of its Affiliates of any of the provisions of Section 7.3, TransWestern or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof equal to the length of the violation of this Section 7.3.

(d) If, at the time of enforcement of this Section 7.3, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Seller agrees that the restrictions contained in Section 7.3 are reasonable.

(e) Each Party agrees that the covenants made in this Section 7.3 shall be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.

(f) Any breach of this section by a Shareholder shall not be deemed to be a breach of this Agreement by the Seller or the nonbreaching Shareholders.

7.4	Indemnification.

(a) In addition to all rights and remedies available to TransWestern at law or in equity, Seller and Shareholders shall indemnify TransWestern, its affiliates, members, managers, officers, employees, agents, representatives, permitted successors and assigns (collectively, the "TransWestern Indemnities") in respect of, and save and hold each TransWestern Indemnitee harmless against, and pay on behalf of or reimburse each TransWestern Indemnitee for, as and when incurred at any time after the Closing Date or such earlier date when this Agreement may be terminated pursuant to Article 6, any Loss which any such TransWestern Indemnitee may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i) any breach of any representation, warranty, covenant or agreement made by Seller in this Agreement or any facts or circumstances constituting such a breach;

(ii) any Excluded Liability;

(iii) any Sales/Use Tax Liability; or

(iv) the items listed on Schedule 3.1(s) (concerning Litigation).

(b) In addition to all rights and remedies available to Seller at law or in equity, TransWestern shall indemnify Seller and its affiliates, officers, directors, employees, agents, representatives and permitted successors and assigns (collectively, "Seller Indemnitees") in respect of, and save and hold each of them harmless from and against, and pay on behalf of or reimburse each Seller Indemnitee for, as and when incurred at any time after the Closing Date or such earlier date when this Agreement may be terminated pursuant to Article 6, any Loss which such Seller Indemnitee may suffer, sustain or become subject to, as the result of, in connection with, relating to or incidental to or by virtue of the breach by TransWestern of any representation, warranty, covenant or agreement made by TransWestern contained in this Agreement or any Assumed Liability.

7.5  Indemnification Procedures.

(a) Notice of Claim. Any Person making a claim for indemnification pursuant to Section 7.4 above (an "Indemnified Party") must give the Party from whom indemnification is sought (an "Indemnifying Party") written notice of such claim describing such claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time) (an "Indemnification Claim Notice") promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a "Proceeding") against or involving the Indemnified Party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section 7.4.

(b) Control of Defense; Conditions. With respect to the defense of any Proceeding against or involving an Indemnified Party in which the party in question seeks only the recovery of a sum of money for which indemnification is provided in Section 7.4, at its option an Indemnifying Party may appoint as lead counsel of such defense any legal counsel selected by the Indemnified Party; provided that before the Indemnifying Party assumes control of such defense it must first

 (i) enter into an agreement with the Indemnified Party (in form and substance satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible (with no reservation of any rights other than the right to be surrogate to the rights of the Indemnified Party) for all Losses relating to such Proceeding and unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such Proceeding or the facts giving rise to such claim for indemnification, and

(ii) furnish the Indemnified Party with evidence that the Indemnifying Party, in the Indemnified Party's sole judgment, is and will be able to satisfy any such liability

(c) Control of Defense; Exceptions, etc. The Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense; provided that notwithstanding the foregoing, the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense. The Indemnifying Party will not be entitled to assume control of the defense of such claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if

(i) the Indemnified Party reasonably believes that an adverse determination of such Proceeding could be detrimental to or injure the Indemnified Party's reputation or future business prospects,

(ii) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding, or

(iii) a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim; and

The Indemnifying party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold) prior to entering into any settlement of such claim or Proceeding or ceasing to defend such claim or Proceeding.

(d) Payments. Any payment pursuant to a claim for indemnification shall be made not later than thirty (30) days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating the amount of the claim, unless the claim is subject to defense as provided in Section 7.5(b) or is otherwise disputed by the Indemnifying Party, in which case payment shall be made not later than 30 days after the amount of the claim is finally determined in accordance with this Section 7.4 or Section 7.5, as applicable. Any payment required under this Section 7.5(d) shall bear interest at 18% per annum or, if less, the maximum rate permitted by applicable usury laws from the date that the Indemnified Party incurred the Loss for which indemnification is sought. Interest on any such unpaid amount shall be compounded monthly, computed on the basis of a 365-day year and shall be payable on demand. In addition, such party shall reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including but not limited to all attorneys' fees) incurred in seeking to collect such Losses. Any payment required under this Section 7.5(d) to be made to TransWestern by Seller (together with interest thereon (if any) and all costs and expenses related thereto) may be made by offset against the Seller Note or any other amounts due and payable to Seller by TransWestern.

(e) Adjustments. Amounts paid to the Purchaser as indemnification shall be treated as adjustments to the Final Cash Price.

(f) Other Indemnification Provisions. Each Shareholder hereby agrees that he or she will not make any claim for indemnification hereunder against TransWestern by reason of the fact that he or she was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity (or any of its predecessors) as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses or expenses) with respect to any action, suit, proceeding, complaint, claim, or demand brought by TransWestern against such Shareholder (if such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement).

7.6 Arbitration.

(a) The arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying claims for money damages arising out of the provisions of Section 7.3 (the "Disputes"), provided that, nothing in this
Section 7.4 shall prohibit a party hereto from instituting litigation to enforce any Final Determination or availing itself of the remedies set forth in Section 7.2(c). The Parties hereby agree and acknowledge that, except as otherwise provided in this Section 7.4 or in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to the arbitration provisions set forth in the California Code of Civil Procedure.

(b) In the event that any Party asserts that there exists a Dispute, such Party shall deliver a written notice to each other Party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within ten business days after such delivery of such notice, the Party delivering such notice of Dispute (the "Disputing Person") may, within 45 business days after delivery of such notice, commence arbitration hereunder by delivering to each other Party involved therein a notice of arbitration (a "Notice of Arbitration") and by filing a copy of such Notice of Arbitration with the San Diego, California office of the American Arbitration Association. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Dispute, the claims of each Party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time to be included therein, if any.

(c) Seller and TransWestern each shall select one independent arbitrator expert in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as "Seller's Arbitrator" and "TransWestern's Arbitrator," respectively). In the event that either Party fails to select an independent arbitrator as set forth herein within 20 days from delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other Party. Seller's Arbitrator and TransWestern's Arbitrator shall select a third independent arbitrator expert in the subject matter of the dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this Section 7.4. If Seller's Arbitrator and TransWestern's Arbitrator are unable to agree on a third arbitrator within 20 days after their selection, Seller's Arbitrator and TransWestern's Arbitrator shall each prepare a list of three independent arbitrators. Seller's Arbitrator and TransWestern's Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator's list within 7 days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Seller's Arbitrator and TransWestern's Arbitrator.

(d) The arbitrator(s) selected pursuant to clause (c) will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if TransWestern submits a claim for $1,000, and if Seller contests only $500 of the amount claimed by TransWestern, and if the arbitrator(s) ultimately resolves the dispute by awarding TransWestern $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e. 300 ? 500) to Seller and 40% (i.e. 200 ? 500) to TransWestern.

(e) The arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Associa-tion as in effect from time to time, except as otherwise set forth herein or as modified by the agreement of all of the parties to this Agreement. The arbitrator(s) shall so conduct the arbitration that a final result, determination, finding, judgment and/or award (the "Final Determination") is made or rendered as soon as practicable, but in no event later than 90 business days after the delivery of the Notice of Arbitration nor later than 10 days following completion of the arbitration. The Final Determination must be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be). The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any Party and to correct manifest clerical errors.

(f) TransWestern and Seller may enforce any Final Determination in any state or federal court having jurisdiction over the dispute. For the purpose of any action or proceeding instituted with respect to any Final Determination, each Party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum.

(g) If any Party shall fail to pay the amount of any damages, if any, assessed against it within ten (10) days of the delivery to such Party of such Final Determination, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) 18% and (ii) the maximum rate permitted by applicable usury laws. Interest on any such unpaid amount shall be compounded semi-annually, computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable on demand. In addition, such Party shall promptly reimburse the other Party for any and all costs or expenses of any nature or kind whatsoever (including but not limited to all attorneys' fees) incurred in seeking to collect such damages or to enforce any Final Determination.

7.7 Miscellaneous.

(a) Survival of Representations and Warranties. All of the representations and warranties made by any Party in this Agreement and the other agreements delivered at the Closing in connection herewith shall survive the execution and delivery of this Agreement and consummation of the transactions contemplated hereby, regardless of any investigation made by any other Party or on its behalf. Neither Party's participation in the consummation of any transaction pursuant to this Agreement (or any agreement contemplated hereby) nor any waiver of any condition to such participation (including any condition that a representation or warranty of any other Party be true and correct) will constitute a waiver by such participating Party of any representation or warranty of any Party or otherwise affect the survival of any such representation and warranty which shall continue in full force and effect after the Closing.

(b) Press Releases and Announcements; Notice to Customers. All press releases and other public announcements and all announcements to Seller's customers, suppliers, licensees or employees relating to the transactions contemplated hereby (including with respect to any termination of this Agreement pursuant to Article 6) shall be prepared jointly by Seller and TransWestern. Without in any way limiting the generality of the foregoing, at the request of TransWestern, Seller shall promptly notify (in a manner in form and substance mutually satisfactory to TransWestern and Seller) each of its customers and each other Person deemed by TransWestern to be an appropriate recipient of such notice (i) that TransWestern will own and publish all editions of the Directories as of the Closing Date and (ii) setting forth such other information as TransWestern may reasonably request to confirm or evidence the transfer of the Directories to TransWestern.

(c) Further Transfers and Assurance. Each Party will execute and deliver such other documents as the other Party may reasonably request to effect, consummate, confirm or evidence the transfer to such other Party of the Purchased Assets and any other transactions contemplated hereby. Without limiting the generality of the foregoing, to the extent there are any assets necessary or (in the opinion of TransWestern) advisable to the ownership and publication of the Directories as presently owned and published by Seller and as proposed to be owned and published by TransWestern that are not transferred hereunder to TransWestern, Seller will execute and deliver such further instruments of conveyance and transfer and take such additional action as may be required to transfer such assets to TransWestern.

(d) Name and Logos of Parties. The Parties hereby agree that the cover of the first edition of each Directory to be published after the Closing shall be designed to reflect the names and logos of each of TransWestern and Seller and shall be produced in a style and format reasonably acceptable to TransWestern and Seller.

(e) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(f) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agree-ments, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof (including the letter executed by TransWestern and Seller dated July 20, 1999).

(g) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties hereto, except that

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instru-ment.

(i) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(j) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered, if personally delivered, (ii) when receipt is electronically confirmed, if faxed (with hard copy to follow via first class mail, postage prepaid) or (iii) one day after deposit with a reputable overnight courier, in each case addressed to the intended recipi-ent as set forth below:

If to Seller:

United Multi Media
9715 Carroll Centre Road
San Diego, CA  92126
Attn:  Roy French
Telecopy #:  (619) 695-1701
with a copy (which shall not constitute notice) to:

Duckor Spradling & Metzger
402 West A Street, Suite 2400
San Diego, California 92101-7915
Attn:  James B. Ryan
Telecopy #:  (619) 231-6629

If to TransWestern:

TransWestern Publishing Company
8328 Clairemont Mesa Blvd.
San Diego, CA  92111
Attn:  Ricardo Puente
         Joan Fiorito
Chief Financial Officer
Telecopy #:  (619) 292-4125
with a copy (which shall not constitute notice) to:

Kirkland & Ellis
200 East Randolph Drive
Chicago, IL  60601
Attn:  Wendy L. Chronister, Esq.
Telecopy #: (312) 861-2200


Any Party may change the address and/or telecopier number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(k) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(l) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party. No waiver by any Party of any default, misrepre-sentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepre-sentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subse-quent such occur-rence.

 (m)	Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforce-ability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforce-able and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(n) Expenses. Except as otherwise specifically provided herein, each Party will bear its own costs and expenses (including legal and broker fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(o) Taxes; Recording Charges. All transfer, documentary, sales, use, stamp, registration, conveyance, income, gains, value added or other Taxes and fees arising out of the sale of the Purchased Assets or otherwise incurred in connection with this Agreement or the consummation of the transactions contemplated hereby and all charges for or in connection with the recording of all of the documents and instruments contemplated hereby shall be paid by Seller.

(p) Construction. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any feder-al, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the disclosure schedules shall be deemed adequate to disclose an exception to a representa-tion or warranty made herein unless the disclosure schedules identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each represen-tation, warranty, and covenant contained herein shall have indepen-dent significance. If any Party has breached any repre-sentation, warranty, or covenant contained herein in any respect, the fact that there exists another represen-tation, warranty, or covenant relating to the same subject matter (re-gard-less of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or cove-nant.

(q) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(r)	Number and Gender.  Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form.

	*                    *                    *                    *             *
 IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase
Agreement as of the date first above written.

TRANSWESTERN PUBLISHING COMPANY, LLC

By: TransWestern Communications Company, Inc.,
Its:	Manager
By:  /s/  Joan M. Fiorito
Its:  _     Vice President and Chief Financial Officer

SELLER:

UNITED MULTI MEDIA
By:  /s/  Roy French
Its: President

SHAREHOLDERS:

/s/ Roy French
Roy French

/s/ Harris Kay
Harris Kay

/s/ Dennis Reimert
Dennis Reimert